INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS AND
UPDATES FULL YEAR EARNINGS GUIDANCE RANGE
The company delivers all-time record sales during the quarter.
AUSTIN, Minn. (Sept. 2, 2021) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the third quarter of fiscal 2021. All comparisons are to the third quarter of fiscal 2020 unless otherwise noted.

EXECUTIVE SUMMARY - THIRD QUARTER
•Volume of 1.2 billion lbs., up 1%; organic volume1 down 2%
•Record net sales of $2.9 billion, up 20%; organic net sales1 up 14%
•Net sales growth from all four segments and all four sales channels
•Net sales up 25% compared to 2019 pre-pandemic levels
•Operating income of $207 million, down 17%; adjusted operating income1 of $248 million, down 1%
•Operating margin of 7.2%, compared to 10.5% last year; adjusted operating margin1 of 8.7%
•Effective tax rate of 13.3%, compared to 21.6% last year
•Diluted earnings per share of $0.32, down 14% compared to last year; adjusted diluted earnings per share1 of $0.39, up 5% compared to last year

EXECUTIVE COMMENTARY
"Our team delivered the highest quarterly net sales result in the company's history, with growth from every segment and all four channels," said Jim Snee, chairman of the board, president and chief executive officer. "This record performance demonstrates the power of our brands and our team's ability to successfully integrate the Planters® business, which is quite an accomplishment, given the difficult operating conditions again this quarter."

"Our ability to deliver consistent quarter-after-quarter top-line growth during this very dynamic time along with 25 percent sales growth over pre-pandemic levels is directly linked to the tremendous progress we have made in expanding our portfolio to reach consumers when and where they want to eat," Snee said. "Our investments in retail, deli and e-commerce helped carry us through the initial phases of the pandemic last year as consumers shifted to more at-home eating occasions. Today, our leadership positions in foodservice and snacking have fueled an acceleration in growth as consumers pivot to spending more time in restaurants, traveling, and hosting gatherings with family and friends. This balance across consumer eating occasions is just one of the many things that make our company uncommon."

"We saw significant inflationary pressure in almost all areas of our business, including raw materials, packaging, freight, labor and many other inputs during the quarter," Snee said. "We have implemented pricing actions across virtually every brand, which has been our main lever to offset these inflationary pressures. In addition, our experienced management team is taking numerous other strategic actions to offset cost increases, including optimizing promotional activity, improving product mix and rationalizing less efficient products in our portfolio."

"We are managing through industrywide operational challenges, including labor availability, upstream and downstream supply chain disruptions, and highly volatile and inflationary input costs," Snee said. "I am extremely proud of the way our team is navigating through these complexities while never losing sight of the company's long-term strategy for growth."

OUTLOOK
"We expect to deliver record sales again in the fourth quarter, along with improving margins as additional pricing actions go into effect," Snee said. "The combination of a balanced and diversified portfolio, numerous strategic investments and the addition of the Planters® brand leaves us very optimistic about our future."

Fiscal 2021 Outlook*
Net Sales Guidance (in billions)	$11.0 - $11.2
Diluted Earnings per Share Guidance	$1.65 - $1.69
*Includes the acquisition of the Planters® snack nuts business

The company issued its full-year net sales and earnings per share guidance ranges to reflect the full impact of the acquisition of the Planters® snack nuts business. Additionally, the earnings per share guidance range includes the impact of inflationary pressures on the business, which will not be fully offset this fiscal year.

PLANTERS® INTEGRATION UPDATE
In June 2021, the company closed on the acquisition of the Planters® snack nuts business. Since closing, the company has successfully integrated numerous functions. During the third quarter, the company recognized in excess of $40 million in acquisition costs and accounting adjustments related to the acquisition.

CHANNEL HIGHLIGHTS – THIRD QUARTER

In an effort to add an increased level of disclosure and clarity to sales trends compared to the prior year and pre-pandemic levels, net sales have been disaggregated into sales channels. Demand for the company's retail items remained elevated, as exhibited by growth compared to the prior year and double-digit growth over fiscal 2019. Foodservice sales continued to exceed pre-pandemic levels and accelerated compared to the second quarter of fiscal 2021. Deli channel sales increased due to growth from branded grab-and-go and prepared foods items. International sales increased due to strong growth from branded and fresh pork exports, and growth from China and Brazil. The company benefited from pricing actions across many categories and the contributions from the Planters® snack nuts business during the quarter.

	Thirteen Weeks Ended
	July 25, 2021 compared to July 26, 2020	July 25, 2021 compared to July 28, 2019
Net Sales Percent Change (%)
U.S. Retail	9	31
U.S. Foodservice	45	17
U.S. Deli	12	16
International	36	33
Total	20	25

SEGMENT HIGHLIGHTS – THIRD QUARTER

Refrigerated Foods

•Volume down 2%; organic volume1 down 3%
•Net sales up 19%; organic net sales1 up 18%
•Segment profit flat

Net sales increased due to strong results from the foodservice, retail and deli businesses, and elevated pricing across most categories. The recovery in foodservice continued to accelerate, with net sales exceeding both last-year and pre-pandemic levels in almost every category. Retail and deli sales increased due primarily to growth from Hormel® Black Label® bacon, Columbus® grab-and-go items, Hormel® refrigerated entrees and Hormel® Gatherings® party trays. The decline in volume was due to lower shipments of commodity pork. Higher earnings from the foodservice business, numerous pricing actions and increased commodity profits fully offset significantly higher raw material costs and increased freight expenses. Volume, net sales and segment profit were negatively impacted by production constraints due to labor shortages.

Grocery Products
•Volume up 4%; organic volume1 down 6%
•Net sales up 20%; organic net sales1 flat
•Segment profit up 1%

Volume and net sales increased due to the inclusion of the Planters® snack nuts business. On an organic basis, sales growth from brands such as SPAM®, Hormel® Compleats® and Wholly® overcame the impact of lower contract manufacturing sales. Segment profit increased due to strong results from the MegaMex joint venture and the contribution from the Planters® snack nuts business. These benefits were offset by higher input costs, and higher manufacturing and logistics costs. Volume, net sales and segment profit were negatively impacted by production constraints due to labor shortages.

Jennie-O Turkey Store
•Volume up 9%
•Net sales up 22%
•Segment profit down 17%

Volume and net sales increased due to improved foodservice, whole bird and commodity shipments. Sales of Jennie-O® lean ground turkey increased due to pricing actions implemented in prior quarters and remain meaningfully above pre-pandemic levels. Segment profit was lower due to the impact of significantly higher feed costs and an increase in freight expenses.

International & Other

•Volume up 2%; organic volume1 up 1%
•Net sales up 26%; organic net sales1 up 24%
•Segment profit up 18%

Strong sales growth from SPAM® luncheon meat, a recovery in foodservice exports, continued strong results in China and improved performance in Brazil led to record net sales during the quarter. In addition to higher sales, the improvement in segment profit was driven by higher branded and fresh pork export margins.

SELECTED FINANCIAL DETAILS
Income Statement
•Selling, general and administrative expenses were up 25% compared to the prior year due to one-time acquisition costs and accounting adjustments related to the acquisition of the Planters® snack nuts business. Adjusted selling, general and administrative expenses1 as a percent of net sales decreased compared to last year.
•Advertising spend was $31 million compared to $24 million in the prior year.
•Interest expense increased due to additional debt issuance related to the acquisition of the Planters® snack nuts business.
•Operating margin was 7.2% compared to 10.5% in fiscal 2020. The decline was due to one-time transaction and integration expenses related to the Planters® acquisition. Adjusted operating margin1 was 8.7%. Higher raw material costs were the primary driver to lower margins during the quarter.
•The effective tax rate was 13.3% compared to 21.6% last year. The decrease in tax rate was due primarily to a large volume of stock option exercises and a one-time foreign tax benefit.

Cash Flow Statement
•Cash flow from operations was $77 million, down 77%. The decrease was primarily related to an increase in inventory due to significantly higher raw material costs.
•The company paid its 372nd consecutive quarterly dividend on Aug. 16, 2021, at the annual rate of $0.98 per share, a 5% increase over the prior year. This marks the 93rd consecutive year of uninterrupted dividend payments.
•Capital expenditures in the third quarter were $54 million compared to $88 million last year. The company's target for capital expenditures in fiscal 2021 is $260 million. Large projects include a pepperoni capacity expansion in Nebraska and numerous other projects to support growth of branded products.
•No shares were repurchased during the quarter.
•Depreciation and amortization expense in the third quarter was $59 million compared to $50 million last year. The full-year expense is expected to be approximately $210 million.

Balance Sheet
•The acquisition of the Planters® snack nuts business was financed through a combination of cash on hand of $1.1 billion and long-term debt of $2.3 billion.
•Cash on hand decreased to $0.3 billion from $1.7 billion at the beginning of the year.
•Total debt increased to $3.3 billion from $1.3 billion at the beginning of the year.
•Including treasury locks, weighted average cost of debt is 1.6%.
•Working capital decreased to $1.4 billion from $2.1 billion at the beginning of the year.

PRESENTATION

A conference call will be webcast at 8 a.m. CDT on Sept. 2, 2021. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 3284028. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CDT, Sept. 2, 2021, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Forward-Looking Statements" and "Risk Factors" that appear on pages 28-35 in the company's Form 10-Q for the fiscal quarter ended Apr. 25, 2021, which can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurements of adjusted operating income, adjusted operating margin, adjusted selling, general and administrative expenses, and adjusted diluted earnings per share are presented to provide investors with additional information to facilitate the comparison of past and present operations. Adjusted operating income, adjusted operating margin, adjusted selling, general and administrative expenses, and adjusted diluted earnings per share exclude the impact of the acquisition-related expenses and accounting adjustments related to the acquisition of the Planters® snack nuts business. The tax impact was calculated using the effective tax rate for the quarter in which the expenses and accounting adjustments were incurred.

The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the acquisition of the Planters® snack nuts business (June 2021) in the Grocery Products, Refrigerated Foods and International & Other segments and the Sadler's Smokehouse acquisition (March 2020) in the Refrigerated Foods segment.

The company believes these non-GAAP financial measurements provide useful information to investors, because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
In thousands, except per share amounts

ADJUSTED FINANCIAL MEASUREMENTS (NON-GAAP)

	Thirteen Weeks Ended
	July 25, 2021			July 26, 2020
	Reported GAAP	Acquisition costs and adjustments	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$2,863,670	$—	$2,863,670	$2,381,457	20.2
Cost of Products Sold	2,440,322	(12,900)	2,427,422	1,959,032	23.9
Gross Profit	423,348	12,900	436,248	422,426	3.3
Selling, General and Administrative	226,284	(27,462)	198,822	181,085	9.8
Equity in Earnings of Affiliates	10,420	—	10,420	8,235	26.5
Operating Income	207,484	40,362	247,846	249,576	(0.7)
Interest and Investment Income (Expense)	8,457	—	8,457	15,513	(45.5)
Interest Expense	(11,703)	—	(11,703)	(5,724)	104.5
Earnings Before Income Taxes	204,238	40,362	244,600	259,364	(5.7)
Provision for Income Taxes	27,164	5,368	32,532	56,103	(42.0)
Net Earnings	177,074	34,994	212,068	203,260	4.3
Less: Net Earnings Attributable to Noncontrolling Interest	157	—	157	141	11.3
Net Earnings Attributable to Hormel Foods Corporation	$176,917	$34,994	$211,911	$203,119	4.3

Diluted Net Earnings Per Share	$0.32	$0.06	$0.39	$0.37	5.4

Operating Margin (% of Net Sales)	7.2		8.7	10.5

	Thirty-Nine Weeks Ended
	July 25, 2021			July 26, 2020
	Reported GAAP	Acquisition costs and adjustments	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$7,931,438	$—	$7,931,438	$7,188,357	10.3
Cost of Products Sold	6,581,613	(12,900)	6,568,713	5,820,158	12.9
Gross Profit	1,349,825	12,900	1,362,725	1,368,198	(0.4)
Selling, General and Administrative	622,630	(30,303)	592,327	570,518	3.8
Equity in Earnings of Affiliates	37,722	—	37,722	25,843	46.0
Operating Income	764,917	43,203	808,120	823,523	(1.9)
Interest and Investment Income (Expense)	36,740	—	36,740	25,289	45.3
Interest Expense	(27,718)	—	(27,718)	(12,798)	116.6
Earnings Before Income Taxes	773,940	43,203	817,143	836,014	(2.3)
Provision for Income Taxes	146,549	5,975	152,524	162,186	(6.0)
Net Earnings	627,390	37,228	664,618	673,828	(1.4)
Less: Net Earnings Attributable to Noncontrolling Interest	290	—	290	103	181.6
Net Earnings Attributable to Hormel Foods Corporation	$627,101	$37,228	$664,329	$673,726	(1.4)

Diluted Net Earnings Per Share	$1.15	$0.06	$1.21	$1.23	(1.6)

Operating Margin (% of Net Sales)	9.6		10.2	11.5

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Thirteen Weeks Ended
	July 25, 2021			July 26, 2020
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	319,216	(30,124)	289,092	307,198	(5.9)
Refrigerated Foods	591,143	(5,784)	585,359	605,546	(3.3)
Jennie-O Turkey Store	187,220	—	187,220	171,313	9.3
International & Other	83,055	(1,001)	82,054	81,156	1.1
Total	1,180,634	(36,909)	1,143,725	1,165,214	(1.8)
Net Sales
Grocery Products	$698,584	$(117,681)	$580,903	$580,798	—
Refrigerated Foods	1,624,641	(21,002)	1,603,639	1,363,092	17.6
Jennie-O Turkey Store	350,897	—	350,897	286,805	22.3
International & Other	189,548	(2,657)	186,891	150,762	24.0
Total	$2,863,670	$(141,340)	$2,722,330	$2,381,457	14.3

	Thirty-Nine Weeks Ended
	July 25, 2021			July 26, 2020
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	937,345	(30,124)	907,221	963,819	(5.9)
Refrigerated Foods	1,779,729	(11,950)	1,767,779	1,787,698	(1.1)
Jennie-O Turkey Store	583,413	—	583,413	577,990	0.9
International & Other	252,801	(1,001)	251,800	255,766	(1.6)
Total	3,553,288	(43,075)	3,510,214	3,585,273	(2.1)
Net Sales
Grocery Products	$1,904,415	$(117,681)	$1,786,734	$1,804,674	(1.0)
Refrigerated Foods	4,445,099	(56,026)	4,389,073	3,962,219	10.8
Jennie-O Turkey Store	1,035,397	—	1,035,397	959,988	7.9
International & Other	546,528	(2,657)	543,871	461,475	17.9
Total	$7,931,438	$(176,364)	$7,755,075	$7,188,357	7.9

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited
In thousands

	Thirteen Weeks Ended
	July 25, 2021	July 26, 2020	% Change
Net Sales
Grocery Products	$698,584	$580,798	20.3
Refrigerated Foods	1,624,641	1,363,092	19.2
Jennie-O Turkey Store	350,897	286,805	22.3
International & Other	189,548	150,762	25.7
Total	$2,863,670	$2,381,457	20.2

Segment Profit
Grocery Products	$80,791	$80,169	0.8
Refrigerated Foods	153,216	152,822	0.3
Jennie-O Turkey Store	5,874	7,069	(16.9)
International & Other	27,915	23,620	18.2
Total Segment Profit	267,796	263,679	1.6
Net Unallocated Expense	63,715	4,457	1,329.6
Noncontrolling Interest	157	141	11.1
Earnings Before Income Taxes	$204,238	$259,364	(21.3)

	Thirty-Nine Weeks Ended
	July 25, 2021	July 26, 2020	% Change
Net Sales
Grocery Products	$1,904,415	$1,804,674	5.5
Refrigerated Foods	4,445,099	3,962,219	12.2
Jennie-O Turkey Store	1,035,397	959,988	7.9
International & Other	546,528	461,475	18.4
Total	$7,931,438	$7,188,357	10.3

Segment Profit
Grocery Products	$270,963	$276,367	(2.0)
Refrigerated Foods	467,740	451,596	3.6
Jennie-O Turkey Store	45,514	72,968	(37.6)
International & Other	84,600	66,735	26.8
Total Segment Profit	868,817	867,666	0.1
Net Unallocated Expense	95,166	31,754	199.7
Noncontrolling Interest	290	103	182.2
Earnings Before Income Taxes	$773,940	$836,014	(7.4)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
In thousands, except per share amounts

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 25, 2021	July 26, 2020	July 25, 2021	July 26, 2020
Net Sales	$2,863,670	$2,381,457	$7,931,438	$7,188,357
Cost of Products Sold	2,440,322	1,959,032	6,581,613	5,820,158
Gross Profit	423,348	422,426	1,349,825	1,368,198
Selling, General and Administrative	226,284	181,085	622,630	570,518
Equity in Earnings of Affiliates	10,420	8,235	37,722	25,843
Operating Income	207,484	249,576	764,917	823,523
Interest and Investment Income (Expense)	8,457	15,513	36,740	25,289
Interest Expense	(11,703)	(5,724)	(27,718)	(12,798)
Earnings Before Income Taxes	204,238	259,364	773,940	836,014
Provision for Income Taxes	27,164	56,103	146,549	162,186
Effective Tax Rate	13.3%	21.6%	18.9%	19.4%
Net Earnings	177,074	203,260	627,390	673,828
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	157	141	290	103
Net Earnings Attributable to Hormel Foods Corporation	$176,917	$203,119	$627,101	$673,726

Net Earnings Per Share
Basic	$0.33	$0.38	$1.16	$1.25
Diluted	$0.32	$0.37	$1.15	$1.23

Weighted-average Shares Outstanding
Basic	541,746	539,108	540,618	537,434
Diluted	548,072	547,149	547,684	546,112

Dividends Declared per Share	$0.2450	$0.2325	$0.7350	$0.6975

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited
In thousands

	July 25, 2021	October 25, 2020
Assets
Cash and Cash Equivalents	$291,363	$1,714,309
Short-term Marketable Securities	18,372	17,338
Accounts Receivable	896,008	702,419
Inventories	1,426,738	1,072,762
Income Taxes Receivable	16,408	41,449
Prepaid Expenses	26,250	18,349
Other Current Assets	13,534	12,438
Total Current Assets	2,688,672	3,579,063

Goodwill	4,907,073	2,612,727
Other Intangibles	1,863,713	1,076,285
Pension Assets	203,093	183,232
Investments In and Receivables From Affiliates	304,417	308,372
Other Assets	298,071	250,382
Net Property, Plant and Equipment	2,067,141	1,898,222
Total Assets	$12,332,182	$9,908,282

Liabilities and Shareholders' Investment
Accounts Payable	$654,162	$644,609
Accrued Expenses	51,108	59,136
Accrued Workers Compensation	29,278	25,070
Accrued Marketing Expenses	133,925	108,502
Employee Related Expenses	216,065	252,845
Taxes Payable	17,453	22,480
Interest and Dividends Payable	140,469	132,632
Current Maturities of Long-term Debt	8,732	258,691
Total Current Liabilities	1,251,191	1,503,965

Long-term Debt - Less Current Maturities	3,316,262	1,044,936
Pension and Post-retirement Benefits	559,958	552,878
Other Long-term Liabilities	174,473	157,399
Deferred Income Taxes	236,566	218,779
Accumulated Other Comprehensive Loss	(317,528)	(395,250)
Other Shareholders' Investment	7,111,259	6,825,576
Total Liabilities and Shareholders' Investment	$12,332,182	$9,908,282

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
In thousands

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 25, 2021	July 26, 2020	July 25, 2021	July 26, 2020
Operating Activities
Net Earnings	$177,074	$203,260	$627,390	$673,828
Depreciation and Amortization	59,183	49,857	162,490	149,774
Decrease (Increase) in Working Capital	(160,219)	82,926	(350,602)	45,862
Other	489	(6,247)	(1,491)	8,621
Net Cash Provided by (Used in) Operating Activities	76,527	329,797	437,786	878,086

Investing Activities
Net (Purchase) Sale of Securities	(583)	(651)	(1,304)	(2,642)
Acquisitions of Businesses/Intangibles	(3,396,246)	(1,911)	(3,396,246)	(270,789)
Purchases of Property and Equipment	(53,817)	(88,267)	(139,361)	(226,830)
Proceeds From Sales of Property and Equipment	257	344	1,910	1,466
Decrease (Increase) in Investments, Equity in Affiliates, and Other Assets	7,325	7,580	4,683	(7,244)
Net Cash Provided by (Used in) Investing Activities	(3,443,064)	(82,905)	(3,530,320)	(506,040)

Financing Activities
Proceeds from Long-term Debt	2,276,292	992,381	2,276,292	992,381
Repayments of Long-term Debt and Finance Leases	(2,175)	(2,152)	(256,535)	(6,221)
Dividends Paid on Common Stock	(132,419)	(125,253)	(390,206)	(362,003)
Share Repurchase	—	—	(9,653)	(12,360)
Other	30,666	7,747	44,007	72,195
Net Cash Provided by (Used in) Financing Activities	2,172,364	872,723	1,663,905	683,992
Effect of Exchange Rate Changes on Cash	1,003	3,680	5,683	428
Increase (Decrease) in Cash and Cash Equivalents	(1,193,170)	1,123,294	(1,422,946)	1,056,466
Cash and Cash Equivalents at Beginning of Period	1,484,533	606,073	1,714,309	672,901
Cash and Cash Equivalents at End of Quarter	$291,363	$1,729,368	$291,363	$1,729,368